Exhibit 10.2

Agreement

for

Pre-Construction Services

between

Blackhawk Biofuels, LLC

and

Renewable Energy Group, LLC

WHEREAS, Blackhawk Biofuels, LLC (OWNER) has made a commitment to develop a 30 million gallon per year Biodiesel Plant to utilize soybean oil and similar vegetable oil feedstocks and rendered animal fats and is diligently pursuing full funding that will move this project forward, and

WHEREAS, Renewable Energy Group, LLC (REG) was formed to provide turn-key engineering and construction (design-build) services for biodiesel facilities, which; are designed for product to meet ASTM D6751 biodiesel specifications. and

WHEREAS, both parties are targeting a field construction start date in the Fourth Quarter of 2006 and recognize that time is of the essence and to meet that projected start date certain Engineering and long lead time activities need to progress,

NOW THEREFORE, IT IS AGREED by and between OWNER and REG as follows:

1.               In recognition of REG’s expertise and technical assistance capabilities, OWNER will retain REG to complete Pre-Construction Services, including the following:

A.           Additional engineering consisting of:

•                  Crown Iron Works Process and Instrumentation Diagrams (P&IDs).

•                  Crown Iron Works Piping Isometric drawings (ISOs).

•                  Expanded General Arrangement drawings (GARs).

•                  Expanded Architectural drawings (ARCs) as required.

•                  Site Civil drawings (CIVs - drawing index, final grading, drainage and site utility plans).

406 First Street
PO Box 68
Ralston, IA 51459
CONFIDENTIAL	(712) 667-3500
Fax(712) 667-3599
www.renewable-energy-group.com

•                  Initial engineering for structural drawings - anchor bolts down (STRs - drawing index, foundations, embeds and anchor bolts).

•                  Initial engineering for tank drawings (TNKs).

•                  Initial engineering for electrical drawings (ELEs - drawing index, legends and symbols, temporary power for construction, permanent power distribution one-lines, underground runs, grounding, and panel board details).

•                  Initial engineering for mechanical drawings (MECs - drawing index, legends and symbols, underground site utilities, P&IDs, tank drawings and utility rough-ins).

B.             Assistance with additional permitting.

C.             Establish final Project Specifications, Contract Documents and Contract Pricing.

D.            Place orders for long lead time equipment and make required down payments on equipment. This will be done at the discretion of REG based on both schedule and money’s available.

2.               In consideration of REG’s agreement to provide the foregoing services, OWNER agrees to pay REG the sum of $2,500,000. If OWNER proceeds with the construction of a biodiesel facility, REG agrees that the foregoing payment, as well as any previous payments to REG shall be included in the final Design-Build Agreement Contract Price.

3.               Both parties acknowledge that any down payments on equipment obligate REG to accept delivery and make final payment on this equipment. Should OWNER not be in a position to accept delivery and make final payment within 30 days of the targeted field construction start date, then REG shall take steps to place this equipment on another REG project and this Pre-Construction Services Agreement shall terminate.

4.               OWNER has the right to terminate this Pre-Construction Services Agreement at any time by giving written notice to REG.

5.               It is the intent of both OWNER and REG to proceed directly from this Pre-Construction Services Agreement to a Design-Build Agreement based on the Standard Form of Design-Build Agreement and General Conditions Between Owner and Design-Builder (AGC Document No. 415). Both parties agree to negotiate in good faith towards the execution of this Design-Build Agreement no later than 30 days before the targeted field construction start date. Should the parties, for whatever reason, be unable to execute a Design-Build Agreement within 30 days after the targeted field construction start date then this Pre-Construction Services Agreement shall terminate.

6.               Should this Agreement be terminated under Article 3, Article 4, or Article 5 above, then REG shall immediately take steps to stop the work and mitigate any further costs against this Agreement. Should the final actual costs to REG (plus markup of 15%) be less than the $2,500,000 payment then REG will reimburse the difference to OWNER. Should the final actual costs to REG (plus markup of 15%) be higher than the $2,500,000 payment then REG shall bear those additional costs and OWNER shall have no further obligation to REG.

7.               Any and all designs, plans, specifications, processes and other engineering or technical information or data (herein referred to as “Confidential Information”) which are delivered to OWNER in connection with this Agreement are confidential and proprietary to REG and shall at all times remain the sole and exclusive property of REG. OWNER shall not directly or indirectly be permitted, nor shall OWNER permit any other party, to use, transfer, assign, disclose, divulge or publish any such Confidential Information to any third party for any reason or purpose whatsoever without the prior written consent of REG. OWNER may disseminate Confidential Information to parties such as its employees, agents and representatives (“Consultants”) as may need to know to aid OWNER in analyzing for the purposes as set out above, but not until such Consultants are aware of these provisions with respect to confidentiality, and the need to prevent further dissemination of Confidential Information. All Confidential Information shall be returned to REG at its request.

8.               REG’s obligations under this Agreement are additionally guaranteed to OWNER by both West Central Coop and Todd & Sargent, Inc.

This Agreement shall not be construed to convey any rights in REG’s intellectual properties, including intellectual properties included in or related to the Confidential Information. OWNER may acquire only such rights in these intellectual properties as may be conveyed under the terms of further construction agreements entered into between the parties, if any.

Entered into as of the 26th day of April, 2006.

OWNER

RENEWABLE ENERGY GROUP, LLC

By	/s/ Ronald L. Mapes	By	/s/ Philip Sargent

Print Name	Ronald L. Mapes	Print Name	Philip Sargent

Print Title	Chairman	Print Title	Partner

WEST CENTRAL COOP		TODD & SARGENT, INC.

By	/s/ Jeffrey Stroburg	By	/s/ Paul Sondgeroth

Name	Jeffrey Stroburg	Print Name	Paul Sondgeroth

Print Title	President	Print Title	Vice President